Exhibit 5

Roscoe Postle Associates Inc.	Suite 501, 55 University Avenue, Toronto, ON M5J 2H7 T (416) 947-0907 F (416) 947-0395 www.rpacan.com
CONSENT OF QUALIFIED PERSON
FILED BY SEDAR
March 23, 2011
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
The Manitoba Securities Commission
Ontario Securities Commission
Autorité des marchés financiers
New Brunswick Securities Commission
Nova Scotia Securities Commission
Prince Edward Island — Department of Provincial Affairs and Attorney General
Securities Division, Department of Justice — Government of Newfoundland and Labrador
Dear Sirs/Mesdames:

Re:	Denison Mines Corp. (the “Company”)
Filing of Technical Report dated March 23, 2011
I, William E. Roscoe, Ph.D., P.Eng., consent to the public filing of the technical report titled “ Technical Report on the Hairhan Uranium Property in Mongolia ” (the “Technical Report”) prepared by Roscoe Postle Associates Inc. dated March 23, 2011
I further confirm that I have read the written disclosure in the Company’s news release titled “Denison Announces Increase in 43-101 Estimated Resources at Hairhan Deposit in Mongolia” dated March 21, 2011, and that it fairly and accurately represents the information in the Technical Report that supports the disclosure.
This letter is provided to the securities regulatory authorities to whom it is addressed pursuant to the requirements of applicable securities legislation and not for any other purpose.
Sincerely,
ROSCOE POSTLE ASSOCIATES INC.
(Signed) “William E. Roscoe”

William E. Roscoe, Ph.D., P.Eng.